Exhibit 99.1

Company Contacts:
Entropin, Inc. info@Entropin.com
Thomas Tachovsky, Ph.D., President and CEO
Patricia Kriss, CFO and VP, Finance & Administration
(760) 775-8333 www.Entropin.com

FOR IMMEDIATE RELEASE

ENTROPIN NAMES DAVID M. CHAPMAN TO BOARD OF DIRECTORS

INDIO, CA (October 26, 2004) – Entropin, Inc. (OTC BB: ETOP.OB), a development stage pharmaceutical company focused on the pain therapy market, announced today the appointment of David M. Chapman, J.D. to the Entropin Board of Directors.

The Board of Directors appointed Mr. Chapman as a director on October 22, 2004 to serve until the next Annual Meeting of Stockholders, or until his earlier resignation or removal. The Board also appointed Mr. Chapman as Chairman of the Company’s Nominating and Corporate Governance Committee.

“David has a long history with Entropin. He was acquainted with the founders of Entropin, and has maintained an interest in the Company over the years. In addition, he has broad legal and business experience, practicing both in private practice and as a Deputy District Attorney in Los Angeles and Riverside. Given his knowledge of Entropin, as well as his legal and business experience, we believe he will be a valuable addition to our Board of Directors,” said Dr. Higgins D. Bailey, Entropin’s Chairman.

Dr. Bailey continued, “We believe that David’s appointment helps to complete our Board. We now have directors with experience in the key areas of drug development, regulatory requirements, business, finance and legal. I look forward to working with David and am confident he will make positive contributions to Entropin.”

Commenting on his Board appointment, Mr. Chapman said, “I am pleased to join Entropin’s Board of Directors. I look forward to working with such a distinguished and professional group. Joining the Board will allow me to help Entropin achieve its goals of maximizing shareholder benefit and developing a product for the treatment of pain.”

Mr. Chapman has practiced law for over 25 years, primarily in the areas of personal injury, product liability, consumer fraud, and insurance bad faith litigation. Upon graduation from law school in 1977, Mr. Chapman became an associate with the law firm of Ritter & Ritter located in Los Angeles, California, a firm specializing in the representation of clients in the area of medical malpractice. Mr. Chapman joined the office of the Los Angeles District Attorney in 1978, where he prosecuted criminal cases. In 1981, he relocated to the office of the Riverside County District Attorney, and later served as the Deputy District Attorney in charge of the Palm Springs, California office. In 1983, Mr. Chapman re-entered private practice and joined the Law Offices of Thomas T. Anderson, P.C., handling cases on behalf of consumers and injured persons.

Mr. Chapman received his Bachelor’s of Science Degree from the Arizona State University, and his Juris Doctor from the University of San Fernando Valley in 1977. He has served as former trustee, officer and past-President of the Desert Bar Association, and as one of the founding members of the Warren E. Slaughter Chapter of American Inn of Court. He is a member of the Riverside County Bar Association; State Bar of California; Consumer Attorneys of Los Angeles; Consumer Attorneys of California; and the Association of Trial Lawyers of America. Mr. Chapman is listed in Martindale-Hubbell’s Bar Register of Preeminent Lawyers, and has an AV rating.

About Entropin

Entropin, Inc. is a pharmaceutical research and development company focused on the development of its proprietary compound, ENT-103, as a potent therapy for pain. Preclinical work shows that ENT-103 effectively blocks nerve impulse conduction, has potentially long-lasting properties to reduce and manage pain and may also be effective in relieving both primary and secondary hyperalgesia (pain hypersensitivity) caused either by injury or incision.

Statements in this press release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. No assurances can be given, for example, that the Company will successfully raise additional capital, develop its current products, or any new products it may pursue, complete preclinical testing and clinical trials, obtain regulatory approvals, obtain patents or be able to protect its intellectual property or be able to manufacture or successfully commercialize such products. Actual results may differ materially from those described in this release due to risks and uncertainties that exist in the Company’s operations, including, without limitation, the ability to obtain substantial additional funding, the ability to successfully complete development and commercialization of products, including the cost, scope and results of preclinical and clinical testing, the ability to successfully complete product research and further development, including preclinical and clinical studies, the time, cost and uncertainty of obtaining regulatory approvals, the ability to develop and commercialize products before competitors and other factors detailed from time to time in filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-KSB for the most recent fiscal year end and the Company’s most recent Form 10-QSB. The Company undertakes no obligation to release publicly the results of any revision to these forward-looking statements to reflect events or circumstances arising after the date hereof.

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